Exhibit 99.1

For Further Information
Randy Kohn, President and Chief Executive Officer
843-522-1228 or email: rkohn@lowcountrybank.com

James L. Pate, Chief Financial Officer
843-522-1228 or email: jimmy@lowcountrybank.com

March 14, 2005

FOR IMMEDIATE RELEASE

COASTAL BANKING COMPANY, INC.
Reports Annual Results

March 14, 2005 – BEAUFORT, SOUTH CAROLINA-Coastal Banking Company, Inc. (OTC:BB-CBCO.OB) today announced earnings for the year ended December 31, 2004.

Net income for the year ended December 31, 2004 was $ 1,111,000 compared to a net income for the year ended December 31, 2003 of $864,000. Basic earnings per share were $1.11 for the year ended December 31, 2004 compared to basic earnings per share of $.87 for the year ended December 31, 2003. Diluted earnings per share were $ .99 in 2004 compared to $.82 in 2003.

As of December 31, 2004, Coastal Banking Company, Inc. reported total assets of $146.1 million. Total assets have increased $38.2 million, or 35% since December 31, 2003. Deposits were $129.4 million and net loans totaled $100.4 million at the end of 2004.

Commenting on the results for the year, Randy Kohn, President and Chief Executive Officer, stated, “We are very pleased with the growth of the Company during 2004. Our loan growth exceeded our expectations even while we continued our focus on maintaining strong credit quality. We are looking forward to continued success in 2005 and beyond.”

Coastal Banking Company Inc. is the holding company for Lowcountry National Bank and has its headquarters at 36 Sea Island Parkway, Beaufort, SC. Its stock is traded over the counter under the symbol CBCO.OB.

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective.  Such forward-looking statements are subject to risks, uncertainties, and other factors, such as a downturn in the economy, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate.  Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized.  The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.